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                                                                    EXHIBIT 3.12



                              AMENDED AND RESTATED
                               OPERATING AGREEMENT
                                       OF
                          VENTURE HOLDINGS COMPANY LLC
                            (EFFECTIVE MAY 27, 1999)

THIS AMENDED AND RESTATED OPERATING AGREEMENT IS ENTERED INTO AS OF THE 27TH DAY OF MAY, 1999 BY AND BETWEEN LARRY J. WINGET ACTING IN HIS CAPACITY AS SPECIAL ADVISOR OF AND FOR VENTURE HOLDINGS COMPANY LLC AND LARRY J. WINGET ACTING IN HIS CAPACITY AS SPECIAL ADVISOR OF AND FOR VENTURE HOLDINGS TRUST, THE SOLE MEMBER OF VENTURE HOLDINGS COMPANY LLC (herein, the "LLC") AS FOLLOWS:

WHEREAS VENTURE HOLDINGS COMPANY LLC has been established;

AND WHEREAS it is the purpose or purposes for which the LLC is formed is:

     To own the stock and other equity interests of and securities in one or more of the following: Venture Industries Corporation, Venture Mold & Engineering Corporation, Venture Industries Canada Ltd., Vemco, Inc., Vemco Leasing, Inc., Venture Leasing Company, Venture Holdings Corporation, Venture Service Company and Experience Management LLC (which, together with the stock, equity interests and securities of other entities from time to time transferred to this LLC, are each herein referred to as a "Company" and together are referred to as the "Companies").
To own insurance policies on the life of Larry J. Winget.
To, pursuant to the Loan Facilities (as herein defined), borrow and repay moneys.

AND WHEREAS the LLC has agreed to be liable for the obligations of VENTURE HOLDINGS TRUST under the following loan facility:

     A "1997 Senior Unsecured Notes Facility" due 2005 in an initial amount of $205,000,000; (the "Senior Unsecured Facility");

AND WHEREAS, the LLC has agreed to be a borrower or guarantor of the following loan facilities:

     A "Senior Secured Credit Facility" with loans due 2004 and 2005 in an initial amount of $575,000,000;

     A "1999 Senior Notes Facility" due 2007 in an initial amount of $125,000,000; and

     A "1999 Senior Subordinated Notes Facility" due 2009 in an initial amount of $120,000,000;

(together, with any other loan facilities designated as such by an instrument signed by or guaranteed by the LLC or one or more of the Companies, as any or all of such loan facilities many be, in whole

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or in part, amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including without limitation any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing), "Loan Facilities").

     A Loan Facility shall only be considered "Outstanding" if it has not been satisfied and discharged or, to the extent permitted by the Loan Facility in question, subject to a legal or covenant defeasance.


                                    ARTICLE I

                                   DEFINITIONS

SECTION  1.1  POWERS OF THE LLC

     Subject to the limitations set forth in Section 2.1, the LLC, acting through the Administrator (who shall act, if not otherwise authorized to act, pursuant to either (i) the authority specifically granted by this LLC to the Administrator and / or (ii) the implied or expressed direction of the Special Advisor or Successor Special Advisor Group and Financial Advisor acting as provided for in Article VI), shall have the power to do all acts reasonably necessary:

(A) To hold cash and cash type instruments and to open and to close checking and savings accounts and/or safety deposit boxes in banks or similar financial institutions, in the name of the Administrator or in the name of a nominee, with or without indication of any fiduciary capacity; to deposit cash in and withdraw cash from such accounts and/or boxes, with or without indication of any fiduciary capacity; to hold such accounts and/or securities in bearer form, or in the name of the Administrator or in the name of a nominee with or without indication of any fiduciary capacity.

(B) To employ investment counsel, brokers, accountants, attorneys and any other Administrators to act in the LLC's behalf, to do any act or thing necessary, incidental or convenient to the proper administration of the LLC.

     From time to time to determine the authority of, appoint and terminate a set of "Officers" of the LLC, who shall have the powers and duties set forth in, and act pursuant to, resolutions of the Special Advisor or Successor Special Advisor Group from time to time made; provided that no such Officer shall have any power or duty which the Special Advisor or Successor Special Advisor Group could not itself exercise at that time; which shall initially be:

LARRY J. WINGET          CHAIRMAN AND CHIEF EXECUTIVE OFFICER



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MICHAEL G. TORAKIS       PRESIDENT
                         CHIEF OPERATING OFFICER

A. JAMES SCHUTZ          EXECUTIVE VICE PRESIDENT

JAMES E. BUTLER, JR.     EXECUTIVE VICE PRESIDENT
                         CHIEF FINANCIAL OFFICER

LARRY J. WINGET, JR.     EXECUTIVE VICE PRESIDENT (FOR EXECUTING
                         DOCUMENTS RELATING TO THE FINANCING FOR THE
                         PEGUFORM PURCHASE ONLY)

JOSEPH R. TIGNANELLI     EXECUTIVE VICE PRESIDENT (FOR EXECUTING
                         DOCUMENTS RELATING TO THE FINANCING FOR THE
                         PEGUFORM PURCHASE ONLY)

JAMES E. BUTLER, JR.     SECRETARY
                         TREASURER

ALICIA WINGET            ASSISTANT SECRETARY

JOSEPH R. TIGNANELLI     ASSISTANT SECRETARY

(D) From time to time to determine the authority of, appoint and terminate one or more "attorney(s)-in-fact" for the Special Advisor or Successor Special Advisor Group who shall have the powers and duties set forth in, and act pursuant to, powers expressly given to such attorney(s)-in-fact pursuant to express written powers of attorney of the Special Advisor or Successor Special Advisor Group from time to time made; provided that no such attorney-in-fact shall have any power or duty which the Special Advisor or Successor Special Advisor Group could not itself exercise at that time.

(E) To borrow moneys and receive and expend the proceeds therefrom, including pursuant to the Outstanding Loan Facilities and other loans not prohibited by the Outstanding Loan Facilities.

(F) To execute any other documents from time to time as may be reasonably necessary to establish, continue, renew, extend or expand the relationship with the lenders or to exercise any of the powers of the borrower under the Loan Documents.

(G) To repay, guarantee, renegotiate, amend, renew, extend, substitute for, refinance, restructure, replace, supplement or otherwise modify from time to time (including without limitation any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing), any of the Outstanding Loan Facilities

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     or other loans.

(H) To make payments or distributions of the LLC property to the member, except as otherwise prohibited by the Outstanding Loan Facilities."

(I) To loan sums of money (except as may be prohibited by the Outstanding Loan Facilities).

(J)  To demand loan repayments from the Companies.

(K) To vote upon, approve and direct distributions and liquidations by the Companies, but not in violation of any Outstanding Loan Facility.

(L) To reinvest income and the proceeds from the sale or hypothecation of LLC assets in new ventures, including the purchase of shares, obligations or other interests in any entity.

(M) To vote interests of the Companies and to give general proxies or powers of attorney for voting or acting with respect to shares, obligations or other interests in entities in which the LLC shall from time to time have an investment interest, which proxies or powers of attorney may be discretionary if the Administrator so provides, and with power of substitution of the proxy holder.

(N) To accomplish the conversion or reconstitution, merger, consolidation, reorganization, liquidation, termination or freezing of the LLC or the Companies.

(O) To deposit shares or securities with, or transfer them to, protective committees or similar bodies and join in any reorganization and pay assessments or subscriptions called for in connection with shares, interests or obligations held by the LLC.

(P) To make contracts and guarantees or otherwise incur liabilities, borrow money, issue its notes, bonds, or other obligations, or secure any of its obligations by mortgage or pledge of all or any of the LLC's property and income, in addition to those transactions expressly permitted herein.

(Q) In the LLC's name, to adjust, arbitrate, assign, compromise, sue or defend, release, abandon or otherwise deal with any and all claims or debts in favor of or against the LLC; provided, however, that such does not violate any Outstanding Loan Facility.

(R) To purchase, take, receive, lease, or otherwise acquire, own, hold, improve, use and otherwise deal in and with, real or tangible personal property, or any interest therein, wherever situated.

(S) To be a member, partner, or associate of any LLC, partnership, joint venture or other enterprise.

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(T)  To sell, hypothecate, convey, lease, exchange, transfer or otherwise dispose of all or any part of the LLC property and assets.

(U)  To appoint and terminate member of the "Fairness Committee".

(V) To exercise any and all other powers necessary or reasonable in order to manage and operate the LLC and its assets, including, but not limited to doing any act or thing, including the signing and executing of all instruments and documents, necessary, incidental or convenient to the proper administration of the Administrator's duties or powers which are herein set forth.

(W) Any other powers necessary or reasonable in order to carry out the duties herein provided for the Fiduciaries.

     The power to execute any and all documents which the Special Advisor or Successor Special Advisor Group directs the Administrator to execute or which reflect the powers the Administrator otherwise has.

     For the purposes of this Operating Agreement, the following definitions shall apply:

     "Administrator(s)" are as from time to time designated in Article IV.

     "Administrator(s)' Certification" is as defined in Article IV.

     "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person (or any partner of such Person) or (ii) any other Person that owns, directly or indirectly, 10% or more of such Person's (or any partner of such Person's) voting equity interests or any executive officer or director of either of such other Persons. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Business Entity" means any entity or unincorporated business of which the LLC owns, directly or indirectly, at least thirty percent (30%).

     "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act of 1939, then the body performing such duties at such time.

     "Entities Sub-Group" is as from time to time constituted pursuant to
Article VI.


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     "Fairness Committee" means a committee (i) appointed by the Special
Advisor or Successor Special Advisor Group and (ii) designated in a Loan Facility as the entity whose approval (and the approval of a majority of its Independent member) is required in order for the LLC to be authorized to enter into specified transactions or take specified actions.

     "Family Member" shall be construed to include only The Wingets and their issue.

     "Family Sub-Group" is as from time to time constituted pursuant to Article VI.

     "Fiduciary" means a Administrator, Special Advisor, member of the Successor Special Advisor Group, Financial Advisor, member of the Active Business Advisory Group, acting in such capacity.

     "Incapacity" or "Incapacitated" means that an interested party has determine that any named Fiduciary (or successor Fiduciary) has become so mentally or physically incapacitated through illness, age or other cause that they are probably unable to carry out one or more of the duties which they have been entrusted with under this LLC and (i) such allegation is made in writing to the Administrator(s) (or the any member of the successor Special Advisor Group if the person in question is a then Administrator) and confirmed by the written statement of two (2) registered doctors (neither of whom shall be held liable for making or refusing to make such statement), one of whom is such person's family or attendant physician if available, that such person is probably unable to carry out one or more of such duties, or (ii) if the Administrator(s) (or the successor Special Advisor in the case that the person in question is a then Administrator) determines by any other means that the person in question is unable to carry out one or more of such duties.

     "Independent" means a person who would qualify as an "independent director" within the meaning of the rules of the New York Stock Exchange and who
(i) shall not receive any payment or other fees for services to the LLC or any of its Affiliates (other than for serving as a member of the Fairness Committee of the LLC or an Affiliate) and (ii) shall not be an Affiliate, officer, member or employee of any firm, company or other entity that has performed services for the LLC or any of its Affiliates during the preceding three fiscal years or that the LLC or any of its Affiliates proposes to have perform services if the amount of compensation for such services during any fiscal year exceeded or would exceed 5% of such firm's gross revenues during any of its three preceding fiscal years.

     "Issue" shall be construed to include any natural or legally adopted human beings.

     "Loan Document(s)" shall mean one or more documents representing the commitment of the Companies under the Outstanding Loan Facilities. A Loan Facility shall only be considered "Outstanding" if it has not been satisfied and discharged or, to the extent permitted by the Loan Facility in question, subject to a legal or covenant defeasance.

     "Minor" shall mean a person under the age of eighteen years, notwithstanding that the

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statutory age of majority may be otherwise.

     "Person" means any individual, corporation, LLC, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

     "Power Exercise" means an action taken pursuant to the provisions of
Article VI by the Financial Advisor, Special Advisor, Active Business Advisory Group, Entities Sub-Group and/or Family Sub-Group as therein provided for.

     "Special Advisor" is as from time to time determined pursuant to Article
VI.

     "Subsidiary" means any entity of which more than 50% of the total voting power is owned or controlled, directly or indirectly, by its parent.

     "Successor Special Advisor Group" is as from time to time determined pursuant to Article VI.

     "Tax Distribution" means the Administrators' determination of the greatest amount permitted by the most restrictive Loan Document(s) as being available to the LLC for tax distributions (the "Tax Distribution Amounts") and taking all actions necessary and / or reasonable to cause the Companies which generate a portion of the Tax Distribution Amounts to distribute such amounts (a "Tax Distribution") to the LLC.

     "The Wingets" refer to Larry J. Winget and Alicia J. Winget.

     "Unavailable" or "Unavailability" means:

(A) (1)(a) That (i) the Administrator(s) after a diligent search and, (ii) as far as the Administrator(s) are able to determine, given a reasonable inquiry, no interested party has had for a period of fourteen (14) days contact with the person in question; or (b) if the person in question is a Fiduciary, he or she has been unwilling or unable to perform the duties required of such Fiduciary for a period of thirty (30) days after having been requested to do so and such unwillingness or inability is unreasonable in light of the circumstances; and (2) in either event, any interested party to this LLC has alleged in writing to the Administrator (or if the person in question is the Administrator, to the Special Advisor or Successor Special Advisor Group) that the person in question is either unable or unwilling to so act.

(B) If any such person is Incapacitated or Unavailable, then the provisions for succession herein set forth shall apply.

(C) Whether or not the person in question is no longer under an Incapacity or is no longer Unavailable shall be determined by a like process as that used in determining the Incapacity

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     or Unavailability. Upon such determination, the person is question shall reassume all of the title, powers, rights, discretion, obligations and immunities he or she possessed before the Incapacity or Unavailability.

(D) The person succeeding the person in question shall not be liable for any claim whatsoever which may arise merely as a result of his or her deciding to assume from or return to the person in question the duties of the next succeeding person pursuant to this provision, even if such assumption or return violates the terms of this LLC and/or was unreasonable.

(E) The Administrator(s) and/or the Special Advisor or Successor Special Advisor Group shall not be liable for any claim whatsoever which may arise merely as a result of their deciding to assume from or return to the such person the duties of a Fiduciary pursuant to this provision, even if such assumption or return violates the terms of this LLC and/or was unreasonable.


                                   ARTICLE II

                                   MANAGEMENT

SECTION 2.1 MANAGER DURING LARRY WINGET'S LIFE. As more specifically provided for herein, unless he shall become Disabled or Unavailable, Larry J. Winget shall be the only Manager of the LLC. Subject to the powers of the Fairness Committee as set forth in Article III, he shall exercise all of the management powers of the LLC (including the power of Administrator, Active Business Advisory Group and Financial Advisor) in his capacity as Special Advisor.

SECTION  2.2 MANAGER UPON LARRY WINGET'S DEATH, DISABILITY OR UNAVAILABILITY.

     As more specifically provided for herein, upon Larry J. Winget's death, Disability or Unavailability, the Successor Special Advisor Group shall be Manager of the LLC, subject to the powers of the Fairness Committee as set forth in Article III, it shall exercise its management powers of the LLC in its capacity as Successor Special Advisor Group.

     The Successor Special Advisor Group shall consist of:

     The Active Business Advisory Group, as herein defined.

     The Financial Advisor, as herein defined.


                                   ARTICLE III

                       CORPORATE OPPORTUNITIES COMMITMENT

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SECTION 3.1  FAIRNESS COMMITTEE

     Pursuant to the obligations set forth in the Outstanding Loan
Facilities:

(A) The LLC will establish and maintain a Fairness Committee, at least one of whose member shall be Independent.

(B) The Fairness Committee shall have such rights and duties and shall act by such procedures and in such manner as the Special Advisor or Successor Special Advisor Group shall determine from time to time, provided that no such determination shall limit or otherwise interfere with the rights and duties of the Fairness Committee as herein set forth.

SECTION 3.2  AFFILIATE TRANSACTIONS AND CORPORATE OPPORTUNITIES

(A) The Fairness Committee, to the extent provided in the Outstanding Loan Documents, shall review and approve of affiliate transactions.

     The Fairness Committee, to the extent provided in the Outstanding Loan Documents, shall review and make decisions regarding corporate opportunities.

     The Fairness Committee shall have such additional rights and duties as provided for in the Outstanding Loan Documents or requested by the Manager of the LLC.


                                   ARTICLE IV

                  FIDUCIARIES-ADMINISTRATORS, SPECIAL ADVISOR,
                            SUCCESSOR SPECIAL ADVISOR
                              AND FINANCIAL ADVISOR


SECTION 4.1  FIDUCIARIES

(A) The LLC shall be managed by the Special Advisor, Larry J. Winget, and upon his death, Incapacity or Unavailability, by the Successor Special Advisor Group, as further provided in Article VI (such Special Advisor and each member of such Successor Special Advisor Group, the Administrator(s) and the Financial Advisor named herein, each being a "Fiduciary"). The Special Advisor and Successor Special Advisor Group may appoint LLC officers as herein set forth.

(B) The Fiduciaries shall act promptly in fulfilling their duties under this LLC.


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(C)  No Fiduciary shall have any liability for a failure to (after using reasonable efforts to negotiate the collection of and/or pursue other legal and / or alternative dispute resolution methods) collect any funds due, owing or payable to the LLC or to see to the application of any funds after they have been distributed or paid by the LLC to the appropriate party.

(D) The LLC hereby covenants to protect, save and keep harmless the Fiduciaries from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed upon, incurred or asserted against them in any way relating to or arising out of this LLC or the performance or enforcement of any of its terms or in any way relating to or arising out of the administration of the LLC or action or inaction of the Fiduciaries unless such actions were taken in bad faith or with wanton disregard of the overall purposes intentions and/or clear provisions of the LLC.

(E) Any certification executed by either (i) the Administrator(s) or (ii) any total of two member from the Family Sub-Group and/or the Entities Sub-Group as whether or not a Power Exercise has followed the procedures set forth in this LLC or is otherwise authorized by this LLC (a "Administrator(s)' Certification") may be relied upon by any third party not having actual knowledge that the same is false or fraudulent, and the LLC shall hold such third party harmless from any such reliance unless such reliance was in wanton disregard of the facts.

(F) Each representation, warranty, undertaking and agreement made in the Loan Documents on the part of any Fiduciary shall be made and intended not as a personal representation, warranty, undertaking and agreement by or for the purpose or with the intention of binding it personally but is made and intended for the purpose of binding only the LLC assets held pursuant to this LLC and shall be executed and delivered by the Administrator solely in the exercise of the powers expressly conferred upon it as Administrator under this LLC; and no personal liability or responsibility shall be assumed thereunder by nor shall the Loan Documents at any time be enforceable against the Administrator or its successor on account of the Loan Documents or any representation, warranty, covenant, undertaking or agreement thereunder of the Administrator, either expressed or implied, all such personal liability, if any, being expressly waived. All liability thereunder shall be limited solely to recourse against the assets of the LLC assets held pursuant to this LLC.

SECTION 4.2 ADMINISTRATOR

    As long as Larry J. Winget has not died and is not Incapacitated, [or, if the same will not cause a Change of Control under any Outstanding Loan Document, Unavailability], he alone shall be Administrator of the LLC.

    Upon Larry J. Winget's death or Incapacity, [or, if the same will not cause a Change of Control under any Outstanding Loan Document, Unavailability], the Administrator(s) of the LLC shall be Timothy M. Bradley and Alicia J. Winget if they shall then be (i) living and not

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Incapacitated or Unavailable and (ii) associated with the activities of this LLC and/or the Companies; otherwise either of their successors shall be Joseph Tignanelli and upon his death, Incapacity or Unavailability, the successor Administrator shall be as designated by, and not removed by, the Successor Special Advisor Group. Upon the death, resignation, Incapacity or Unavailability of either Administrator, until replaced, the other shall succeed to the power of both Administrators.

(C) The Administrator(s) shall not, without the prior consent of the Special Advisor or Successor Special Advisor Group:

     (1)      Borrow money or incur other obligations;

     (2)      Dispose of the LLC's assets;

     (3)      Make loans to its Companies;

     (4)      Make investments except in cash equivalents; or

     (5) Exercise any of its rights as an owner of the Companies of the LLC.

(D) Such Administrator(s), acting in that capacity, and their successors, shall inherently have the power:

     To receive and hold the LLC principal and income, and to do all acts necessary thereto, including, but not limited to, establishing bank accounts, endorsing checks and other drafts, and arranging for the transfer of funds;

     To promptly invest all collected funds in a money market fund which invests solely in obligations of the United States Government (or, if consented to by the Administrator, in Treasury obligation of specified maturity);

     To keep full books of account in which all the banking transactions of the LLC shall be recorded;

     To make loan repayments and insurance payments and distribute all of the rest of the cash distributions made to the LLC pursuant to the Loan Documents and this Operating Agreement;

     To act as the nominee or Administrator of the other Fiduciaries as herein provided;

     To take such action pursuant to a Power Exercise otherwise as specifically provided for in this LLC, as is directed or implied by the same;

     To make such Administrator(s)' Certifications as to one or more Power Exercises as they shall be from time to time requested or required to do;

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     To determine or have determined the Tax Distribution Amounts and take all actions necessary and/or reasonable to cause the Companies who generate a portion of the Tax Distribution Amounts to make a Tax Distribution in such a manner so that, to the extent reasonably possible, the LLC receives its rightful share of such amounts and upon receipt of all or any portion of the LLC's Tax Distribution amounts, pay the same to the LLC member;

     Based on a Power Exercise, to take all actions necessary and/or reasonable to cause the Companies to make other distributions and upon receipt, pay the same to the LLC member;

     From time to time appoint (and/or remove and/or replace) one or more individuals (who shall be one or more of the Fiduciaries) as their individual or collective Administrator (herein, a "Administrator(s) Representative");

     To take such other actions that the LLC directly or indirectly implies they have authority to take; and

     To take such other actions that the Fiduciaries acting pursuant to the exercise of their rights, duties, authority and obligations hereunder directly or, by their decisions, implicitly instruct the Administrator(s) to take.

(E) Except as otherwise provided herein and subject to the powers of the Special Advisor or Successor Special Advisor Group and/or the Financial Advisor, as herein is provided for, the Administrator(s) shall have the following powers and duties:

     (1) Subject to any pledge made to any LLC creditor, to have custody of the LLC's assets.

      To hold in the LLC name and retain common or preferred stocks and other equity interests; bank accounts and certificates of deposit with FDIC insured banking institutions; insured share accounts of building and loan or savings and loan associations; money market funds; bonds; mortgages; mortgage notes; notes; debentures; securities (including securities of companies that are registered with the federal securities and exchange commission under any of the acts enforced by it and whose principal and primary activities are investments in securities of other companies); other properties, real or personal; contracts of annuity or insurance payable to the member of the LLC and issued by a legal reserve life insurance company duly admitted to operate in the State; debt issued by the U.S. Treasury; obligations, mortgages, or participation interests in mortgages or securities issued or guaranteed by the federal home loan mortgage corporation pursuant to the federal home loan mortgage corporation act, title III of Public Law 91-351, 12 U.S.C. 1451 to 1459; or annuity contracts written by any company authorized to do such business in the State; all as an ordinarily prudent person of intelligence and integrity, who is a Administrator of the money of others would purchase, in the exercise of reasonable care, judgment, and diligence, under the conditions existing at the time of purchase, having due regard for the management, reputation, and stability of the issuer and the character of the particular securities;


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     To employ investment counsel, custodians of property, brokers, accountants, attorneys, and any other Administrators to act in their behalf; generally to do any act or thing and execute all instruments necessary, incidental or convenient to the proper administration of the LLC assets;

     To pay the reasonable expenses of the LLC, the Administrator(s) and any investment advisor. In this regard, the corporate Administrator and investment advisor, if any, shall be entitled to receive compensation for their services equal in amount to the lesser of (i) that called for in any schedule of fees which they publish and which shall be in effect from time to time or (ii) the most favorable fees which they charge customers similarly situated. Such compensation may be charged to principal or to income or partly to each in the discretion of the Administrator;

     To make such elections and allocations under the tax laws permitted to be made by the Administrator(s) as the Administrator(s) consider advisable (whether or not the election or allocation relates to the LLC property), without regard to, or adjustments between, principal and income or the relative interests of the member;

     To exercise pursuant to the direction of the Active Business Advisory
Group in person or by general or limited proxy all voting and other rights, powers, and privileges and to take all steps to realize all benefits with respect to stocks or other securities; and to enter into or oppose, alone or with others, voting trusts, mergers, consolidations, foreclosures, liquidations, reorganizations, or other changes in the financial structure of any subsidiary;

     To execute pursuant to the direction of the Active Business Advisory Group instruments of any kind, including instruments containing covenants and warranties binding upon and creating a charge against the LLC property and containing provisions excluding personal liability;

     To perform all other acts necessary for the proper retention, investment and distribution of the LLC property.

     All other powers of the LLC not specifically referred to in (D), above, or this (E), shall only be exercised by the Administrator pursuant to the direction of the Active Business Advisory Group.

(F) Other than Larry J. Winget and Alicia J. Winget, the Administrator(s) may be removed and replaced by the Active Business Advisory Group for any reason; provided, that any such action shall require the vote of at least four (4) of the Member of the Family Sub-Group (or all of them, if it has four or fewer Member). Further, on the death, resignation, Incapacity or Unavailability of either or both Administrator(s), the Active Business Advisory Group may select a replacement. In either case, if they do not act within thirty (30) days, then the Family Sub-Group shall select a replacement who may act until the Active Business Advisory Group has selected a replacement or terminated such Administrator.

SECTION 4.3 OFFICERS.


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



     From time to time the Special Advisor (or upon the death, Disability or Unavailability of Larry J. Winget, the Successor Special Advisor Group), may elect a Chairman, a President, one or more Vice-Presidents, a Secretary and a Treasurer and one or more Assistant Vice-Presidents, Secretaries and Treasurers, and such other officers and agents as it may deem necessary for the transaction of the business of the LLC, none of whom need be the Special Advisor or a member of the Successor Special Advisor Group (herein, the "Advisor(s)").

     The same person may hold any two or more offices excepting those of President and Vice President.

     The term of office of all Officers shall be until they are replaced.

     The President may execute all authorized conveyances, contracts, or other obligations in the name of the Corporation except where the signing and execution thereof shall be expressly delegated by the Advisor(s) to some other Officer or agent of the LLC.

     The Vice President (if any) in the order designated by the Advisor(s) or, lacking such a designation, by the President, shall in the absence or disability of the President perform the duties and exercise the powers of the President and shall perform such other duties as the Advisor(s) shall prescribe.

     The Secretary, at the invitation of the Advisor(s), may attend all meetings of the Advisor(s) and all meetings of the member of the LLC and record all votes and the minutes of all proceedings in a book to be kept for the purpose and shall perform like duties for the standing committees when required. He/She shall give, or cause to be given, notice of all meetings of the member of the LLC and special meetings of the member and shall perform such other duties as may be prescribed by the Advisor(s). He/She may execute with the President all authorized conveyances, contracts or other obligations in the name of the LLC except as otherwise directed by the Advisor(s). He/She shall keep in safe custody the seal of the LLC and, when authorized by the Advisor(s), affix the same to any instrument requiring it and, when so affixed, it shall be attested by his/her signature or by the signature of the President, Treasurer or an Assistant Secretary.

     The Treasurer shall have custody of and keep account of all money, funds and property of the LLC, unless otherwise determined by the Advisor(s), and he/she shall render such accounts and present such statements to the Advisor(s) and President as may be required of him/her. He/She shall deposit funds of the LLC which may come into his/her hands in such bank or banks as Advisor(s) may designate. He/She shall keep his/her bank accounts in the name of the LLC and shall exhibit his/her books and accounts at all reasonable times to any Advisor upon application at the office of the Corporation during business hours. If required by the Advisor(s), he/she shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Advisor(s) for the faithful performance of the duties of his/her office and for the restoration to the LLC in case of his/her death, resignation or removal from office of all books, papers, vouchers, money and other property of whatever kind in his/her possession or under his/her control belonging

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



to the LLC.

     The Assistant Secretaries and the Assistant Treasurers (if any), respectively, (in the order designated by Advisor(s) or lacking such designation, by the President) in the absence of the Secretary or the Treasurer, as the case may be, shall perform the duties and exercise the powers of such Secretary or Treasurer and shall perform such other duties as the Advisor shall prescribe.



                                    ARTICLE V

                                  DISTRIBUTIONS


SECTION 5.1 OBLIGATION TO CAUSE TAX  AND OTHER DISTRIBUTIONS

(A) RESTRICTIONS ON DISTRIBUTIONS. A distribution shall not be made if, after giving the distribution effect, one or more of the following situations would occur:

     The LLC would not be able to pay its debts as they become due in the usual course of business.

     The LLC's total assets would be less than the sum of its total liabilities plus, unless the Operating Agreement provides otherwise, the amount that would be needed, if the LLC was to be dissolved at the time of the distribution, to satisfy the preferential rights of other member upon dissolution that are superior to the rights of the member or member receiving the distribution.

(B) EFFECT OF DISTRIBUTION. The effect of a distribution under (A) is measured at the following times:

     In the case of a distribution of the fair value of a withdrawing member's interest, as of the earlier of the date money or other property is transferred or debt incurred by the LLC, or the date the member ceases to be a member.

     In the case of any other distribution of indebtedness, as of the date the indebtedness is authorized if distribution occurs within 120 days after the date of authorization, or the date the indebtedness is distributed if it occurs more than 120 days after the date of authorization.

     In all other cases, as of the date the distribution is authorized if the payment occurs within 120 days after the date of authorization, or the date the payment is made if it occurs more than 120 days after the date of authorization.

MEMBER' RIGHTS. At the time a member becomes entitled to receive a distribution, the member has

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



the status of, and is entitled to all remedies available to, a creditor of the LLC with respect to the distribution. The LLC's indebtedness to a member incurred by reason of a distribution made in accordance with this section is at parity with the LLC's indebtedness to its general, unsecured creditors except as otherwise agreed.

DISTRIBUTION OF OBLIGATION. If the LLC issues an obligation to make future payments as payment of the fair value of a withdrawing member's interest, and distribution of the obligation would otherwise be prohibited under Section 5.1
(a) at the time it is made, the company may issue the obligation and the following shall apply:

     (i)  such obligations will be tested at the time of payment.

     The portion of the obligation that could have been distributed without violating Section 5.1(a) will not be considered a liability or debt for purposes of determining whether distributions other than payments on the obligation may be made under this section.


SECTION 5.2 DISTRIBUTIONS OF INCOME AND PRINCIPAL DURING LARRY J. WINGET'S LIFETIME

     During the lifetime of Larry J. Winget and subject to any distribution limitations placed on the LLC by the Outstanding Loan Facilities:

(A) In his capacity as Administrator and Special Advisor, and subject to the Outstanding Loan Documents, he shall have the right to:

     Determine the Tax Distribution Amounts and take all actions necessary and/or reasonable to cause the Companies which generate a portion of the Tax Distribution Amounts to make a Tax Distribution to the LLC, and upon receipt of all or any portion of such Tax Distributions, distribute the same to the Member; and

     Take all actions necessary and/or reasonable to cause the Companies to make a distribution to the LLC in amounts which he determines is reasonable, but in any case not in excess of the amount requested by the member, and upon receipt of such amounts, pay the same to the member.

     If Larry J. Winget is Incapacitated or Unavailable:

     The Administrator shall, subject to the Outstanding Loan Documents, determine the Tax Distribution Amounts and take all actions necessary and/or reasonable to cause the Companies which generate a portion of the Tax Distribution Amounts to make a Tax Distribution to the LLC, and upon receipt of all or any portion of such Tax Distributions, pay the same to the member; and

     The Active Business Advisory Group shall take all actions necessary and/or reasonable to cause the Companies to make a distribution to the owner of the LLC in amounts which they determine is reasonable, but in any case not in excess of the amount requested by the Member, and upon receipt of such amounts, pay the same to the Member.

SECTION 5.3 DISTRIBUTIONS OF INCOME AND PRINCIPAL AFTER LARRY J. WINGET'S LIFETIME AND DURING ALICIA J. WINGET'S LIFETIME

(A) On the death of Larry J. Winget, and during the lifetime of Alicia J. Winget, Alicia Winget, in her capacity as Administrator and a member of the Successor Special Advisor Group, and subject to the Outstanding Loan Documents, shall alone have the right to:

     Determine the Tax Distribution Amounts and take all actions necessary and/or reasonable to cause the Companies which generate a portion of the Tax Distribution Amounts to make a Tax Distribution to the LLC, and upon receipt of all or any portion of such Tax Distributions, pay the same to the Member; and

     Take all actions necessary and/or reasonable to cause the Companies to make a distribution to the LLC in amounts which she determines is reasonable, but in any case not in excess of the amount requested by the Member, and upon receipt of such amounts, pay the same to the Member.

SECTION 5.4 DISTRIBUTIONS OF INCOME AND PRINCIPAL AFTER LARRY J. WINGET'S LIFETIME AND ALICIA J. WINGET'S LIFETIME

     Upon the death of Larry J. Winget and Alicia J. Winget:

     The Administrator, subject to the Outstanding Loan Documents, shall alone have the right to determine the Tax Distribution Amounts and take all actions necessary and/or reasonable to cause the Companies which generate a portion of the Tax Distribution Amounts to make a Tax Distribution to the LLC, and upon receipt of all or any portion of such Tax Distributions, pay the same to the Member; and

     The Active Business Advisory Group shall take all actions necessary and/or reasonable to cause the Companies to make a distribution to the LLC in amounts which they determine is reasonable, but in any case not in excess of the amount requested by the Member, and upon receipt of such amounts, pay the same to the Member.


                                   ARTICLE VI

              OPERATIONS, POWERS AND DUTIES OF THE SPECIAL ADVISOR
                       AND SUCCESSOR SPECIAL ADVISOR GROUP


SECTION 6.1  SPECIAL ADVISOR

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



     The Special Advisor and the Successor Special Advisor Group shall consist of the Financial Advisor (who shall only vote as specifically set forth herein) and the Active Business Advisory Group.

SECTION 6.2  DURING THE LIFE, CAPACITY AND AVAILABILITY OF LARRY J. WINGET

     During the life of Larry J. Winget, unless he shall resign or be Incapacitated [or, if the same will not cause a Change of Control under any Outstanding Loan Document, Unavailable], Larry J. Winget shall be the Special Advisor. Acting in such capacity, he shall have the following powers and duties:

(A)  The powers and duties of the Financial Advisor; and

(B)  The powers and duties of the Active Business Advisory Group.

SECTION 6.3 SUCCESSOR SPECIAL ADVISOR GROUP

     Upon Larry J. Winget's death, resignation or Incapacity, [or, if the same will not cause a Change of Control under any Outstanding Loan Document, Unavailability]:

(A)  The Financial Advisor shall be as provided for in Section 6.4 below.

(B) The Active Business Advisory Group shall be as provided for in Section 6.5 below.

SECTION 6.4 UPON THE DEATH, INCAPACITY OF OR UNAVAILABILITY OF LARRY J. WINGET
- FINANCIAL ADVISOR

     Upon Larry J. Winget's death, resignation or Incapacity, [or, if the same will not cause a Change of Control under any Outstanding Loan Document, Unavailability]:

(A) The initial Financial Advisor of the LLC shall be Alicia J. Winget. Upon her death, Incapacity or Unavailability, Timothy M. Bradley shall be the Financial Advisor if he has not resigned and is then (i) living and not Incapacitated or Unavailable, (ii) associated with the activities of this LLC and/or Companies, and (iii) not removed by the Active Business Advisory Group as provided for in (C) below.

(B) The only rights and obligations of the Financial Advisor acting in that capacity shall be to:

     Participate in any Power Exercise as provided for in this Article VI.

     Coordinate the activities of the Fiduciaries acting in their other capacities;

     Be (unless otherwise required or permitted to vote as provided hereunder) a non-voting observer of the meetings and proceedings of the Member;

     Have custody of the books and records of the LLC; and its subdivisions;

     Act as an arbitrator as provided for in this Article VI between the Entities Sub-Group and the Family Sub-Group as herein provided;

     Vote, as provided for in this Article VI, when all of the Member of a Sub-Group are Unable To Vote.

     Have the power to terminate the LLC and transfer the beneficial interests of LLC to its owner;

     To interpret the LLC in accordance with the LLC's clear purpose and intention, provided that such interpretation does not violate an Outstanding Loan Document;

     Maintain LLC records and file LLC tax returns;

     Take such other actions that the LLC directly or indirectly implies they have authority to take, and

     Take such other actions that the Fiduciaries acting pursuant to the exercise of their rights, duties, authority and obligations hereunder directly or, by their decisions, implicitly instruct the Financial Advisor to take.

(C) After the death, resignation, Incapacity or Unavailability or Alicia J. Winget, the Financial Advisor may be removed and replaced by the Active Business Advisory Group for any reason; provided, that any such action shall require the vote of at least four (4) of the Member of the Family Sub-Group (or all, if it has four or fewer Member). Further, on the death, resignation, Incapacity or Unavailability of the Financial Advisor, the Active Business Advisory Group shall select a replacement. In either case, if they do not advise the Administrator of such a replacement within thirty
     (30) days, then the Family Sub-Group shall select a replacement who shall act until the Active Business Advisory Group has selected a replacement.

(D) No individual shall act as Financial Advisor unless they have first resigned from and severed any relationship or affiliation with any Subsidiary including as an employee, Administrator, or independent contractor, unless such relationship or affiliation is approved by the Active Business Advisory Group.

(E) In addition to its reasonable expenses, the Financial Advisor shall receive as compensation:

     (1)  For the period that Timothy M. Bradley is Financial Advisor:

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



          (a) Prior to the death of Larry J. Winget, a fee based on his hourly billing rate for services performed;

          (b) After the death of Larry J. Winget, either (i) a fee based on his hourly billing rate for services if the Financial Advisor's services are required for an average of less than thirty (30) hours per week (to be paid biweekly) and the Financial Advisor shall be permitted to continue any relationship or affiliation with the Business Entities or (ii) a salary equal to the Financial Advisor's average earned income during the three (3) years of his highest earned income, plus inflation. If the salary method becomes effective at any time, then option (i) will no longer be available and upon termination of the Financial Advisor for any reason (other than his resignation or breach of his duties under this Agreement), the Financial Advisor shall receive one (1) year's salary as severance; or

     (2) Without regard to who is the Financial Advisor, such amount as is agreed upon by the Financial Advisor and the Active
          Business Advisory Group as being reasonable.

     (3) Nothing herein to the contrary withstanding, the compensation of the Financial Advisor under this LLC shall be adjusted to take into account any compensation received for the same time period from any Affiliate of the LLC or The Wingets.


SECTION 6.5 UPON THE DEATH, INCAPACITY OF OR UNAVAILABILITY OF LARRY J. WINGET
- ACTIVE BUSINESS ADVISORY GROUP.

     Upon Larry J. Winget's death or Incapacity, [or, if the same will not cause a Change of Control under any Outstanding Loan Document, Unavailability]:

(A) Alicia J. Winget. If Alicia J. Winget has not resigned and is not deceased, Incapacitated or Unavailable, then (i) she shall be a member of the Active Business Advisory Group and (ii) nothing herein to the contrary withstanding, she shall have the right alone to direct the LLC as to the retention, transfer, lease, transfer hypothecation, merger, consolidation, liquidation and/or reorganization of the LLC's assets and to invest the proceeds in income producing property; otherwise, the Active Business Advisory Group shall exercise the powers herein reserved to it.

(B) Two Groups. The "Active Business Advisory Group" shall consist of and conduct its business by the vote of its two sub-groups (the Entities Sub-Group and the Family Sub-Group) each of which Sub-Groups shall have two votes, which shall be voted as set forth below.

(C)  Entities Sub-Group.

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



     (1) One sub-group (the "Entities Sub-Group") shall be composed of two (2) individuals, who at all times while serving as a member of the Entities Sub-Group, are employed by and spend the vast majority of their time engaged in the manufacturing, tooling, machinery re-manufacturing, sales or financing end of one or more businesses which account for at least twenty percent (20%) of the total gross sales of the LLC assets (the "Employment Requirement"); provided, that the Employment Requirement shall not apply to Larry Joseph Winget, Jr. (but shall apply to any other issue of The Wingets).

     (2) Each of the individuals shall have one vote in Active Business Advisory Group matters.

     (3) Initially, Michael Torakis and Larry Joseph Winget, Jr. shall compose the Entities Sub-Group so long as they are able to vote.

     (4)  If

          -any member of the Entities Sub-Group (an "Entities Member") becomes Unable To Vote (as herein defined); or

          -it is determined by a majority vote of each member of the Family Sub-Group and the Entities Member who is not the subject of the vote (each having one vote and a tie vote being considered a nullity) that any member of the Entities
          Sub-Group, other than Larry Joseph Winget, Jr., should not continue to serve;

then each member of the Family Sub-Group and the remaining Entities Member, if any, shall by majority vote select a successor Entities Member who meets the Employment Requirement; provided, that if there is one or more Family Member who meet the Employment Requirement, then any successor for Larry Joseph Winget, Jr. shall be chosen from such eligible Family Member. In the interim, no vote on other matters shall be taken unless absolutely necessary, in which case the remaining Entities Member shall have the right to exercise both of the Entities Sub-Group's votes.

(D)       Family Sub-Group.

          (1) One sub-group (the "Family Sub-Group") shall be drawn from the descendants of The Wingets or a relative of either of The Wingets (by blood, not by marriage and not more than three times removed) who have at any time worked full time for one or more of the Businesses for not less than a cumulative total of five (5) years in mid or upper level management positions; provided, that this requirement shall not apply to any of the Children of The Wingets.

         (2) Initially, Larry Joseph Winget, Jr. (even though he is also an Entities Sub-Group Member), Adelicia Jo Jean Tignanelli, Norman Matthew Winget, Gwendolyn May

               Cameron and Annalisa Winget (individually, a "Child" and together, the "Children") shall be member of the Family Sub-Group.

         (3) Upon any of the Children dying, becoming Unavailable or Incapacitated or being unwilling to serve ("Unable To Vote"), the remaining Children (referred to herein as those "Able To Vote") shall serve as the Family Sub-Group.

         (4) (a) If any member of the Family Sub-Group resigns, a successor shall not be selected, unless, after the resignation, there will be no Child serving as a Member of the Family Sub-Group who is Able To Vote.

         (b) The then surviving Child or Children who remain as Family Sub-Group Member(s) may in advance, by a majority vote choose two or more eligible descendants to become Family Sub-Group Member to succeed them when there are no longer any Children Able To Vote, and may designate their order of succession.

         (c) If there are no Children who are Able To Vote and no replacements have been designated under (b), then the issue of the Children shall select two or more replacement Member meeting the above qualifications. In the interim, no vote shall be taken on any other matter unless absolutely necessary, in which case the Financial Advisor shall exercise the two votes of the Family Sub-Group.

(E) All votes which are taken of the Active Business Advisory Group shall be presented in such a manner that the voting Member are given the option of voting either "yes" or "no" on the matter. For purposes of determining the number of Family Sub-Group Member considered to be voting, any Member who fail to cast a vote, abstain from voting or make a non-responsive declaration shall not be counted. If there is doubt as to how a vote was cast by a Member, the Financial Advisor shall make a determination as to how the vote was cast.

     (1) If five Member of the Family Sub-Group vote, the following shall apply as to any vote of the Active Business Advisory
          Group:

          (a) If a Member of the Family Sub-Group who also serves as an Entities Sub-Group Member (the "Family Entities Member", who shall initially be Larry Joseph Winget, Jr.) and at least two (2) other Family Sub-Group Member vote the same way on a matter, their decision shall control;

          (b) If the Entities Sub-Group Member who is not the Family Entities Member (the "Non-Family Entities Member", who shall initially be Michael G. Torakis) and three (3) Family Sub-Group Member vote the same way on a matter, while the Family Entities Member and one (1) other Family Sub-Group Member vote the other way, this shall be considered a stalemate and the Financial Advisor shall decide the matter pursuant to
               (E) below;

          (c)  If the Non-Family Entities Member and at least four
               (4) Family Sub-Group Member vote the same way on a matter, their decision shall control over the Family Entities Member who votes otherwise;

     In all other cases, including if there is no Entities Family Member,
(i) if three or more votes of the Member of the Family Sub-Group are cast either "yes" or "no", their decision shall control how both of the two (2) votes of the Family Sub-Group are cast and (ii) any vote of the Active Business Advisory Group shall be decided based on how a majority of the four (4) votes of the Active Business Advisory Group are cast and (iii) any stalemate of the Family Sub-Group or Active Business Advisory Group shall be broken by the Financial Advisor pursuant to (E) below.

     (2) If four Member of the Family Sub-Group vote, the following shall apply as to any vote of the Active Business Advisory
          Group:

          (a) If the Family Entities Member and at least two (2) other Family Sub-Group Member vote the same way on a matter, their decision shall control;

          (b) If the Non-Family Entities Member and two (2) Family Sub-Group Member vote the same way on a matter, while the Family Entities Member and one (1) Family Sub-Group Member vote the other way, this shall be considered a stalemate and the Financial Advisor shall decide the matter pursuant to (E) below;

          (c)  If the Non-Family Entities Member and at least three
               (3) Family Sub-Group Member vote the same way on a
                matter, their decision shall control over a Family Entities Member who votes otherwis.

     In all other cases, including if there is no Entities Family Member,
(i) if three or more votes of the Member of the Family Sub-Group are cast either "yes" or "no", their decision shall control how both of the two (2) votes of the Family Sub-Group are cast and (ii) any vote of the Active Business Advisory Group shall be decided based on how a majority of the four (4) votes of the Active Business Advisory Group are cast and (iii) any stalemate of the Family Sub-Group or Active Business Advisory Group shall be broken by the Financial Advisor pursuant to (E) below.

     (3) If three Member of the Family Sub-Group vote, the following shall apply as to any vote of the Active Business Advisory
          Group:

          (a) If the Family Entities Member and at least one (1) other Family Sub-Group Member votes the same way on a matter, their decision shall control;

          (b)  If the Non-Family Entities Member and at least two
               (2) Family Sub-Group Member vote the same way on a matter, their decision shall control over a Family
               Entities Member who votes otherwise;

     In all other cases, including if there is no Entities Family Member,
(i) if two or more votes of the Member of the Family Sub-Group are cast either "yes" or "no", their decision shall control how both of the two (2) votes of the Family Sub-Group are cast and (ii) any vote of the Active Business Advisory Group shall be decided based on how a majority of the four (4) votes of the Active Business Advisory Group are cast and (iii) any stalemate of the Family Sub-Group or Active Business Advisory Group shall be broken by the Financial Advisor pursuant to (E) below.

     (4) If two Member of the Family Sub-Group vote, (i) each of them shall have one (1) of the Family Sub-Group's two (2) votes and
          (ii) any vote of the Active Business Advisory Group shall be decided based on how a majority of the four (4) votes of the Active Business Advisory Group are cast and (iii) any stalemate of the Active Business Advisory Group shall be broken pursuant to (E) below.

     (5) If one Member of the Family Sub-Group votes, (i) he or she shall have both of the Family Sub-Group's two (2) votes and
          (ii) any vote of the Active Business Advisory Group shall be decided based on how a majority of the four (4) votes of the Active Business Advisory Group are cast and (iii) any stalemate of the Active Business Advisory Group shall be broken pursuant to (E) below.

     (6) If the Family Sub-Group is no longer comprised of any Children, the Family Sub-Group shall consist of at least two, but not more than five, Member.

(F) If, under (D) above, the Active Business Advisory Group or Family Sub-Group is unable to agree on any act to be taken or refrained from, then the Financial Advisor shall act in an arbitrator capacity by agreeing with one of the positions taken, but not by making an independent decision.

(G) Any appointment of a successor Member hereunder shall be in writing, may be made to become effective at any time or upon any event, may be for a specified period or indefinitely, and may be for limited or general purposes and responsibilities, all as specified in the instrument of appointment. The appointer (or any successor to the appointer) may revoke any such appointment before it is accepted by the appointee, and may specify in the instrument of appointment whether it can be revoked by the appointer. In the event that, as to any individual, two or more instruments of appointment or revocation exist and are inconsistent, the latest by date shall control.

(H) The Member need not only consider the best interests of the LLC member, but may also take into account the best interests of the Business Entities and may, if the same are reasonable, vote for or take advantage of, a benefit that accrues to their benefit so long as the benefit also generally benefits a group of persons of which they are otherwise a member .

SECTION 6.6 DELEGATION OF POWERS OF MEMBER OF ENTITIES SUB-GROUP OR THE FAMILY SUB-GROUP OF THE ACTIVE BUSINESS ADVISORY GROUP

     With respect to any decisions within either the Entities Sub-Group or the Family Sub-Group of the Active Business Advisory Group as to which two or more Member (of a sub-group) may vote, a Member, by written notice, may temporarily delegate, with the consent of the delegee, any or all of that Member's rights, powers, duties, and discretion as a Member to any other Member having the right to vote on that issue in that sub-group, to an individual who is eligible to become a member of that sub-group, or to the Financial Advisor.

SECTION 6.7 MEETINGS OF MEMBER OF FAMILY SUB-GROUP

(A) If requested by two or more of the Member of the Family Sub-Group, a meeting of the Family Sub-Group or the entire Active Business Advisory Group shall be held. If requested by one or more of the Member of the Entities Sub-Group, a meeting of the Entities Sub-Group or the entire Active Business Advisory Group shall be held. The Financial Advisor shall also have the power to call a meeting if reasonably necessary.

(B) Meetings shall be either in person or by conference call. A meeting shall generally require at least fourteen (14) days notice; however, a conference call may be scheduled upon less than fourteen (14) days notice but at least three (3) days notice, at the request of at least three (3) Family Sub-Group Member or two (2) Entities Sub-Group Member or the Financial Advisor (and all of the Member eligible to vote may agree in writing to waive any such requirements). In any case, no vote of the Active Business Advisory Group or any Sub- Group shall be taken unless it is preceded by a meeting of which all Member of the Group and the Financial Advisor are given notice, either in person or by conference call, during which there is a reasonable opportunity of each Member to discuss the relevant facts and issues pertaining to the vote, unless all of the Member eligible to vote agree to waive such requirement in writing.

(C) The Financial Advisor shall immediately inform any Fiduciary or Administrator under this LLC whose duties may be affected by the matter voted on, of the results of the vote.



                                   ARTICLE VII

                          GENERAL FIDUCIARY PROVISIONS


SECTION 7.1  RESIGNATIONS AND REMOVAL

     A Fiduciary of this LLC may resign at any time by delivering thirty
(30) days written notice to that effect to the Lenders and the Administrator.

     Except as to Larry J. Winget and Alicia J. Winget, the Active Business Advisory Group may

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at any time remove the Administrator(s) and/or the Financial Advisor (subject to Section 6.4(C)) without cause by an instrument in writing delivered to each Administrator, the Lenders and the Financial Advisor.

     A successor Fiduciary shall be appointed by the Active Business Advisory Group (subject to the other provisions herein).

     If no Successor Fiduciary has been appointed by the tenth day prior to the effective date of the Fiduciary's resignation, the Financial Advisor shall have the right to appoint a successor Fiduciary (subject to the other provisions herein).

SECTION 7.2 VALIDITY OF ADMINISTRATOR'S ACTS

     It shall not be necessary for anyone dealing with the Administrator or the Financial Advisor to inquire into the validity of anything the Administrator purports to do or to investigate the application of any money paid or any property transferred to or upon the orders of the Administrator.


SECTION 7.3  BONDING

     During the life, Capacity and Availability of Larry J. Winget and Alicia J. Winget, no bond shall be required of them.

     After the death, Incapacity or Unavailability of Larry J. Winget, a fiduciary bond in the amount of not less than one million dollars per occurrence (five million maximum) shall, if reasonably available, shall be required of the Administrator(s) and the Financial Advisor other than Alicia J. Winget (to be paid for by the LLC, unless such Fiduciary is a corporate fiduciary), unless the same is waived by an affirmative vote of the Active Business Advisory Group.

SECTION 7.4  ACCOUNTINGS

     The Administrator shall not be required to render any accountings to any court, but it shall render an account at least annually to the Active Business Advisory Group, the Financial Advisor and the Member(s). Unless one of them shall object in writing within ninety (90) days, all matters and transactions stated therein shall be final and binding upon all persons (whether in being or not) who are then or may thereafter become interested in or entitled to share in, either the income or principal of the LLC.

SECTION 7.5  FIDUCIARY'S LIABILITY

(A) MANAGER. The monetary liability of a Manager to the LLC or its member for breach of:

     The duty to discharge his or her duties in good faith shall only be deemed to be violated if

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the manager has clearly not acted in good faith;

(2) The duty to act in a manner he or she reasonably believes to be in the best interests of the LLC is not eliminated;

     Provided, in any case, the duty as to the following is not eliminated:

(1)  The receipt of a financial benefit to which the manager is not entitled.

(2)  A knowing violation of law.

     Indemnification. The LLC shall indemnify and hold harmless a manager from and against any and all losses, expenses, claims, and demands sustained by reason of any acts or omissions or alleged acts or omissions as a manager, including judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which the person is a party or threatened to be made a party because he or she is or was a manager, to the extent that he or she is not liable for such acts as provided above.

INSURANCE. The LLC may purchase and maintain insurance on behalf of a manager against any liability or expense asserted against or incurred by him or her in any such capacity or arising out of his or her status as a manager, whether or not the company could indemnify him or her against liability.

ARBITRATION. Any dispute which may arise regarding any Fiduciary's liability for negligence, failure to perform its duties or otherwise, shall be resolved by Arbitration according to the rules of the American Arbitration Association. If the dispute involves more than $200,000, then three arbitrators shall be used and their unanimous decision shall be final and unappealable unless it is against the great weight of evidence. If the dispute involves $200,000 or less, then one arbitrator shall be used and their decision shall be final and unappealable unless it is against the great weight of evidence. If the dispute involves more than $200,000 and the arbitrators are not unanimous, then their decision may be appealed to a court of competent jurisdiction.

SECTION 7.6  MANAGER TRANSACTIONS-DISCLOSURE BY MANAGER.

     The manager shall disclose:

     A transaction with the LLC or a transaction connected with the conduct or winding up of the LLC in which a manager of the LLC has a direct or indirect interest or a manager's personal use of property of the LLC may be authorized or ratified only by a vote of the member of the LLC.

     All material facts regarding the transaction and the manager's interest in the transaction or all material facts about the manager's personal use of the LLC's property before the member vote on that transaction or use.

SECTION 7.7 NOTICES. Whenever, under the provisions of Michigan state statutes or of the Articles

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



of Organization or of this Operating Agreement, notice is required to be given to any Advisor or Officer or member, it shall not be construed to mean personal notice unless specifically allowed, but such notice may be given in writing, by mail, addressed to such person, at his/her address as it appears on the records of the LLC, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to Directors may also be given by telegram.

     Whenever any notice is required to be given under the provisions of the Michigan state statutes or of the Articles of Organization or of this Operating Agreement, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed to be sufficient notice.





                                  ARTICLE VIII

                   ADDITIONAL INTERPRETATIONS AND DEFINITIONS



                           PART A GENERAL DEFINITIONS



SECTION 8.1    SINGULAR/PLURAL

     Singular references to "Administrator", "Manager", or other singular expressions used herein shall include plural, masculine expressions shall include feminine and neuter, and vice versa.

SECTION 8.2    LOAN DOCUMENTS

     Nothing herein to the contrary withstanding, this instrument shall not be interpreted in a manner to violate the Outstanding Loan Documents.

SECTION 8.3    INTERPRETATION/TAX BENEFITS

     This instrument shall be interpreted reasonably and fairly; provided that when specific tax benefits are available, then this instrument shall always be interpreted (unless the context clearly requires otherwise) in such a manner as to make such tax benefits available. In any case, the Administrator or other persons or entities making the decision in question may rely upon (and shall be held harmless by) a reasoned and reasonable interpretation by the Financial Advisor in interpreting this instrument, whether or not such interpretation would be the most favored given a strict interpretation of the wording of the instrument.

SECTION 8.4    CALCULATION

     Whenever a definition requires a calculation that the relevant Administrator or other persons or entities making the decision in question cannot reasonable make or requires action with which they cannot reasonably comply, than they shall approximate the calculation or decision as best possible. In any case, such Administrator or other persons or entities making the decision in

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


question may rely upon (and shall be held harmless by) the concurrence of such approximate calculation or decision by the Financial Advisor.



                                   ARTICLE IX

                                    AMENDMENT



SECTION  9.1 IN GENERAL

(A) ARTICLES OF ORGANIZATION. This Agreement may be amended by that vote necessary to change the Articles of Organization of the LLC.





Signed:

For the LLC:



/s/ Larry J. Winget
---------------------------------------
Larry Winget, Manager - Special Advisor



For the Certificate Holder, Venture Holdings Trust:


/s/ Larry J. Winget
---------------------------------------
Larry J. Winget, Trustee - Special Advisor



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